Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE TO

(Rule 14d-100)

ABIOMED, INC.

(Name of Subject Company (Issuer))

ATHOS MERGER SUB, INC.

(Offeror)

A Wholly Owned Subsidiary of

JOHNSON & JOHNSON

(Parent of Offeror)

(Name of Filing Persons (identifying status as offeror, issuer or other person)

Table 1 – Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to Be Paid	$17,302,277,031.98	0.0001102	$1,906,710.93

Fees Previously Paid	—		—

Total Transaction Valuation	$17,302,277,031.98

Total Fees Due for Filing			$1,906,710.93

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$1,906,710.93

*

Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the product of (a) $374.02, the average of the high and low sales prices per share of ABIOMED, Inc. (“ABIOMED”) common stock (“Shares”) on November 9, 2022, as reported by NASDAQ Global Select Market, and (b) 46,260,299, the number of Shares estimated to be outstanding immediately prior to the consummation of the offer and the merger (which includes 45,110,225 outstanding Shares, 565,707 Shares that may become outstanding as a result of the exercise of outstanding options, 267,987 Shares that may become outstanding as a result of vesting and settlement of restricted stock units, 311,749 Shares that may become outstanding as a result of vesting and settlement of performance-based restricted stock units (based on levels of performance specified in the Agreement and Plan of Merger, dated October 31, 2022, by and among Johnson & Johnson, Athos Merger Sub, Inc. and ABIOMED) and 4,631 Shares estimated to be subject to issuance pursuant to ABIOMED’s 1988 Employee Stock Purchase Plan (as amended and restated on February 5, 2019)). The calculation of the filing fee is based on information provided by ABIOMED as of November 7, 2022.

**

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2023, effective on October 1, 2022, by multiplying the transaction valuation by 0.0001102.